Exhibit 99.1 Computation of Ratios

Fixed-Rate Debt as a Percent of Total Debt(1)(2)
Dollars in millions	Years ended December 31, 2025	2024	2023
Total debt obligations	$39,973	$38,424	$39,345
Fair value adjustments	15	40	62
Deferred debt costs	157	152	160
Debt obligations before fair value adjustments and deferred debt costs	$40,145	$38,616	$39,567
Fixed-rate debt	$38,847	$37,013	$37,816
Fixed-rate debt as a percent of total debt	97%	96%	96%
(1)Based on debt obligations before the effects of fair value hedging adjustments and deferred debt costs. These effects are excluded as they have no impact on the obligation at maturity. See Debt Financing note to the consolidated financial statements.
(2)Includes the effect of interest rate swaps.

Foreign Currency-Denominated Debt as a Percent of Total Debt(1)
Dollars in millions	Years ended December 31, 2025	2024	2023
Total debt obligations	$39,973	$38,424	$39,345
Fair value adjustments	15	40	62
Deferred debt costs	157	152	$160
Debt obligations before fair value adjustments and deferred debt costs	$40,145	$38,616	$39,567
Foreign currency-denominated debt	$15,614	$13,192	$15,087
Foreign currency-denominated debt as a percent of total debt	39%	34%	38%
(1)Based on debt obligations before the effects of fair value hedging adjustments and deferred debt costs. These effects are excluded as they have no impact on the obligation at maturity. See Debt Financing note to the consolidated financial statements.

Total Debt as a Percent of Total Capitalization(1)(2)
Dollars in millions	Years ended December 31, 2025	2024	2023
Total debt obligations	$39,973	$38,424	$39,345
Fair value adjustments	15	40	62
Deferred debt costs	157	152	160
Debt obligations before fair value adjustments and deferred debt costs	$40,145	$38,616	$39,567
Total capitalization	$38,354	$34,819	$34,860
Total debt as a percent of total capitalization	105%	111%	114%
(1)Based on debt obligations before the effects of fair value hedging adjustments and deferred debt costs. These effects are excluded as they have no impact on the obligation at maturity. See Debt Financing note to the consolidated financial statements.
(2)    Total capitalization represents debt obligations before fair value adjustments and deferred debt costs, and total shareholders' equity.

Cash Provided by Operations as a Percent of Total Debt(1)
Dollars in millions	Years ended December 31, 2025	2024	2023
Total debt obligations	$39,973	$38,424	$39,345
Fair value adjustments	15	40	62
Deferred debt costs	157	152	160
Debt obligations before fair value adjustments and deferred debt costs	$40,145	$38,616	$39,567
Cash provided by operations	$10,551	$9,447	$9,612
Cash provided by operations as a percent of total debt	26%	24%	24%
(1)Based on debt obligations before the effects of fair value hedging adjustments and deferred debt costs. These effects are excluded as they have no impact on the obligation at maturity. See Debt Financing note to the consolidated financial statements.

Free Cash Flow and Free Cash Flow Conversion Rate
Dollars in millions	Years ended December 31, 2025	2024	2023
Cash provided by operations	$10,551	$9,447	$9,612
Less: Capital expenditures	3,365	2,775	2,357
Free cash flow	$7,186	$6,672	$7,255
Divided by: Net income	8,563	8,223	8,469
Free cash flow conversion rate	84%	81%	86%

After-tax Return on Invested Capital (dollars in millions)
Numerator	Years ended December 31, 2025	2024	2023
Operating income	$12,393	$11,712	$11,647
Add: Nonoperating income (expense)	87	139	236
Earnings before interest and income tax	$12,479	$11,851	$11,883
Add: Impairment and other charges (gains), net	229	291	362
Add: Operating lease interest(1)	611	556	505
Less: Income taxes(2)	2,854	2,603	2,512
Net Operating income after tax	$10,465	$10,095	$10,238

Denominator	Years ended December 31, 2025	2024	2023
Add: Average Stockholders' equity (deficit)(3)	$(2,542)	$(4,658)	$(5,084)
Add: Average Current and Long-term debt(3)	40,396	38,476	37,365
Add: Average Current and Long-term lease liability(3)	14,419	13,584	12,944
Less: Cash and equivalents	(774)	(1,085)	(4,579)
Average invested capital	$51,500	$46,317	$40,645
Return on Invested Capital	20%	22%	25%

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(1)The Operating lease interest is calculated using the Short-term and Long-term Lease liability amount multiplied by 4.2%, 4.1% and 3.9% for the years ended December 31, 2025, 2024 and 2023, respectively. The rates represent the Company's weighted average discount rate used for leases that represents an estimate of the interest rate the Company would incur to borrow on a collateralized basis over the term of the lease within a particular currency environment.
(2)Calculated using the effective income tax rate for each year presented. The amounts are calculated using the non-GAAP tax rates of 21.4%, 20.5% and 19.7% for the years ended December 31, 2025, 2024 and 2023, respectively.
(3)The amounts for each year presented are calculated as the simple average of each of the previous four quarters.